Exhibit 99

DIME COMMUNITY BANCSHARES REPORTS EARNINGS

Diluted Earnings Per Share of 17 Cents in Fourth Quarter and 67 Cents for 2007 Fiscal Year

Brooklyn, NY – January 25, 2008 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank" or "Dime"), today reported net income of $5.4 million, or 17 cents per diluted share, for the quarter ended December 31, 2007, compared to $6.0 million, or 17 cents per diluted share, for the quarter ended December 31, 2006 and $5.5 million, or 17 cents per diluted share, for the quarter ended September 30, 2007.

At $0.17 per share, core earnings equaled reported earnings during the quarters ended December 31, 2007 and 2006.  Core earnings were $5.0 million, or $0.15 per diluted share, for the quarter ended September 30, 2007.  Reported earnings exceeded core earnings during the quarter ended September 30, 2007 due to $546,000 of non-recurring income related to a Bank Owned Life Insurance ("BOLI") benefit payment.

For the year ended December 31, 2007, reported earnings totaled $22.4 million, or $0.67 per diluted share, compared to $30.6 million, or $0.87 per diluted share, during the year ended December 31, 2006.  Core earnings were $21.9 million, or $0.65 per diluted share, during the year ended December 31, 2007, compared to $29.1 million, or $0.83 per diluted share, during the year ended December 31, 2006.  During the year ended December 31, 2007, reported earnings exceeded core earnings due to the aforementioned non-recurring income related to a BOLI benefit payment. During the year ended December 31, 2006, reported earnings exceeded core earnings due to both non-recurring gains on the sale of securities and non-recurring income received on prepaid borrowings, which added after-tax income of $1.5 million during 2006.

According to Vincent F. Palagiano, Chairman and Chief Executive Officer of the Company, "The fourth quarter 2007 earnings were on the high end of our expectations, due primarily to an increase in prepayment fee income.  Otherwise, our overall business environment for much of the fourth quarter of 2007 remained the same from the previous quarters of 2007, characterized by stubbornly higher deposit funding costs."

Mr. Palagiano continued, "As for the 2007 year, despite difficulty in maintaining our historical levels of earnings, we still had much to feel pleased with.  First, since we have no direct exposure to the subprime loan market on our balance sheet, we have not experienced any of the credit-related issues that have been featured so prominently in the news media recently.  In addition, by remaining steadfast and patient, we were able to take advantage of favorable market conditions in recent months in order to lock in wholesale (i.e. non-deposit) funding at beneficial long-term interest rates and prepare our balance sheet for profitable growth in 2008 and beyond.  With a substantial portion of our mortgage portfolio anticipated to reprice during the next 24 to 36 months at more favorable funding spreads, we believe that conditions are present to support earnings growth from net interest income for our Company beginning next quarter."

Dime will also soon announce details of the opening of two new branches in its core Brooklyn market in the first half of 2008.  The branches will be located in Borough Park and on Montague Street in downtown Brooklyn.  Both markets are among the strongest deposit markets in Brooklyn and represent traditional banking markets where the 'Dime' brand resonates.

Mr. Palagiano noted, "As the retail deposit markets return to equilibrium, these new branches will significantly enhance Dime’s position as the largest community bank headquartered in Brooklyn."

Fiscal Year Highlights
▪	Total assets increased by $327.8 million, or 10.3%.
▪	Total deposits increased by $171.5 million, or 8.5%.
▪	Net interest margin declined 31 basis points.
▪	Real estate loan originations totaled $574.5 million, with an average interest rate of 6.38%.
▪	The real estate loan portfolio grew 6.4%.
▪	Loans sold in the secondary market totaled $77.6 million, with a weighted average term to the earlier of maturity or next repricing of 9.1 years.
▪	The Bank's credit profile remained outstanding, with non-performing loans approximating 0.10% of total loans.
▪	The Company repurchased 2,298,726 shares into treasury during the year, or 6.3% of beginning shares outstanding, at an average price of $12.90 per share.
▪	The Company remained well capitalized, with the tangible equity ratio standing at 6.29% at year-end.

Fourth Quarter 2007 Highlights

▪	Real estate loan originations were $175.3 million at an average rate of 6.10%, compared to $164.9 million at an average interest rate of 6.56% during the quarter ended September 30, 2007.
▪
The annualized loan amortization rate was 15%, compared to 11% during the previous quarter.  Prepayment fee income was $1.2 million, compared to $727,000 in the
   September 2007 quarter and $561,000 in the December 2006 quarter.

▪	Linked quarter average cost of deposits increased slightly from 3.52% to 3.55%.
▪	Net interest margin was 2.27%, a slight decline from the previous quarter.
▪	The Company repurchased 311,102 shares of its common stock, compared to 742,640 shares repurchased in the September 2007 quarter.
▪	Quarterly non-interest expense decreased 3% sequentially on compensation expense; 3rd quarter compensation expense was slightly higher due to a seasonal adjustment.

OPERATING RESULTS

For the quarter ended December 31, 2007, the Company’s pre-tax income, excluding gains and losses on the sale of assets, was $8.9 million, compared to $9.4 million in the same quarter of the previous year.  The $460,000 decrease was due to an increase of $958,000 in non-interest expense and a decline of $110,000 in non-interest income, which were partially offset by an increase of $608,000 in net interest income.

Excluding the effects of prepayment and late fee income, net interest income would have remained constant from the December 2006 quarter and the net interest margin would have decreased 14 basis points during the quarter ended December 31, 2007 compared to the quarter ended December 31, 2006 due primarily to an increase of 20 basis points in the average cost of deposits. The increase in deposit costs reflected both growth in deposit balances related to the volume of promotional activities during 2007, as well as increased competition experienced from lending conduits that sought bank deposits for funding when their sources of short-term wholesale financing became unavailable.

Pre-tax income, excluding gains and losses on the sale of loans, was $8.7 million during the September 2007 quarter.  The $237,000 increase from the September 2007 quarter to the December 2007 quarter resulted from an increase of $702,000 in net interest income and a decline of $379,000 in non-interest expense, which were partially offset by a decline of $844,000 in non-interest income (excluding gains or losses on the sale of assets).

The majority of the increase in net interest income from the September 2007 quarter to the December 2007 quarter resulted from increased prepayment fee and late charge income.  Excluding the effects of prepayment fee and late charge income, net interest income would have increased $184,000 and the net interest margin would have declined 7 basis points from the September 2007 quarter to the December 2007 quarter.  This decline resulted from an increase of 6 basis points in the average cost of interest bearing liabilities, reflecting increases in both higher-cost borrowing and promotional deposit balances, coupled with a decline in the yield on interest earning assets reflecting reductions in interest rates during the last six months of 2007.

The average yield on portfolio real estate loans, excluding the effects of prepayment and late fee income, was 5.82% during the quarter ended December 31, 2007, compared to 5.72% during the quarter ended December 31, 2006 and 5.84% during the quarter ended September 30, 2007.  Interest rates on newly originated real estate loans averaged 6.10% during the fourth quarter of 2007, compared to a weighted average rate on loans repaid of 5.75% during the period.

Non-interest income, excluding gains or losses on the sale of loans, totaled $2.2 million during the quarter ended December 31, 2007, down $844,000 from the September 2007 quarter, and  $110,000 from the December 2006 quarter.  The reduction in non-interest income from the September 2007 quarter resulted primarily from a non-recurring $546,000 BOLI benefit payment received during the September 2007 quarter, along with a $212,000 reduction in a loan administration fees, due to seasonality.  The net decline of $110,000 from the December 2006 quarter resulted from minor decreases in several loan and deposit fee categories.

The Company executed third-party loan sales totaling $30.4 million, $10.1 million and $5.0 million, recording gains of $204,000, $79,000 and $84,000, during the quarters ended December 31, 2007, September 30, 2007 and December 31, 2006, respectively.  The loans sold during the quarter ended December 31, 2007 had a weighted average term to the earlier of maturity or next repricing of 6.6 years.

Non-interest expense totaled $11.3 million during the quarter ended December 31, 2007, up $958,000 from the December 2006 quarter and down $379,000 from the September 2007 quarter.  The growth in non-interest expense from the December 2006 quarter resulted from several items, including a $239,000 charge for the early termination of leased equipment and $236,000 in expense associated with equity awards granted during 2007.  The decline in non-interest expense from the September 2007 quarter reflected a reduction of $566,000 in salaries and benefits.  Non-interest expense to average assets was 1.36% in the December 2007 quarter, compared to 1.32% for the quarter ended December 31, 2006 and 1.45% for the quarter ended September 30, 2007.

The effective tax rate was 40.2% for the quarter ended December 31, 2007 and 37.1% for the year ended December 31, 2007.  The effective tax rate is expected to approximate 37% for the year ending December 31, 2008.  The increase in effective tax rate during the fourth quarter of 2007 related to the dissolution of a subsidiary.

REAL ESTATE LENDING AND CREDIT QUALITY

Real estate loan originations totaled $175.3 million during the quarter ended December 31, 2007. The average rate on real estate loan originations during the quarter ended December 31, 2007 was 6.10%, compared to 6.50% during the quarter ended December 31, 2006 and 6.56% during the quarter ended September 30, 2007.  Offering rates on multifamily loans closed during the quarter ended December 31, 2007 declined from the previous quarter, however, this decline was less than the decline in their benchmark treasury rates during the same period, as origination spreads to their benchmark rates widened during the period.

Real estate loan prepayments and amortization during the December 2007 quarter approximated 15% of the real estate loan portfolio on an annualized basis, compared to 9% during the December 2006 quarter and 11% during the September 2007 quarter.

Non-performing loans were $2.8 million at December 31, 2007, representing only 0.10% of total loans.

DEPOSITS

Deposits increased $106.0 million from September 30, 2007 to December 31, 2007 as a result of seasonal promotional marketing.  Core (non-certificate) deposits increased $55.4 million and certificates of deposit increased by $50.6 million.  Demand deposits increased by $11.7 million, or 8.4%, to $150.1 million from September 30, 2007 to December 31, 2007, and by $19.4 million, or 14.8%, during the year ended December 31, 2007.  This increase was driven by the growth in Prime Dime, an interest-bearing checking account, coupled with an increase in Dime’s Professional Banking commercial deposit gathering program.

Mr. Palagiano noted, "We are pleased that deposit growth was concentrated in core money market and checking accounts.  Unless rate relief comes in the form of lower deposit rates, it is likely that we will see significant reductions to our promotional deposits during the first quarter of 2008.  In the meantime, we will avail ourselves of the wholesale funding market where it presents more advantageous funding opportunities."

Despite the challenging deposit market, average deposit cost for the quarter ended December 31, 2007 was 3.55%, an increase of just 3 basis points as compared to the quarter ended September 30, 2007.

Average deposits per branch approximated $104 million at December 31, 2007, up from $96 million at December 31, 2006 and $99 million at September 30, 2007.  Core deposits comprised 51% of total deposits at December 31, 2007, relatively unchanged from September 30, 2007 and up from 47% at December 31, 2006 (reflecting growth of $164.2 million in money market accounts during the year ended December 31, 2007).  The loan-to-deposit ratio was 132% at December 31, 2007, compared to 135% at December 31, 2006 and 137% at September 30, 2007.

STOCKHOLDERS' EQUITY AND SHARE REPURCHASE PROGRAM

The Company’s total stockholders' equity at December 31, 2007 was $268.9 million, or 7.68% of total assets, compared to $270.0 million, or 8.18% of total assets, at September 30, 2007. The decline in stockholders' equity as a percentage of assets resulted from an increase of $199.7 million in period-end assets coupled with $4.1 million in treasury stock repurchases during the period.

During the fourth quarter of 2007, the Company repurchased into treasury 311,102 shares, or nearly 1% of its common stock outstanding at September 30, 2007.   As of December 31, 2007, the Company had an additional 1,175,549 shares remaining eligible for repurchase under its twelfth stock repurchase program, approved in June 2007.

After outlays for dividends paid to shareholders and share repurchases, by the end of 2007 the Company’s tangible stockholders' equity had declined to $217.2 million, compared to $219.9 million at September 30, 2007.  The quarterly cash dividend paid in November 2007 represented a payout ratio of 82.4% of fourth quarter 2007 earnings.  At December 31, 2007, the consolidated tangible stockholders’ equity ratio was 6.29% of tangible assets and the tangible book value per share was $6.41.

For the quarter ended December 31, 2007, the return on average stockholders’ equity was 8.11%, the return on average tangible equity was 10.00%, and the cash return on average tangible equity was 10.83%.

OUTLOOK

Mr. Palagiano stated, "For the first time in many quarters we are in a position to expect earnings per share to trend upward.  While there are significant future uncertainties about economic and credit conditions, our Company remains a liability-sensitive institution, and any downward movement in short-term interest rates should be helpful to net interest income over time."

The decline in both short- and medium-term interest rates during the last six months of 2007 resulted in a decline in the average yield on the Company's interest-earning assets (exclusive of the effects of prepayment and late fee income) from 5.78% during the September 2007 quarter to 5.73% during the December 2007 quarter.  However, approximately $308 million in portfolio mortgage loans with a below current market weighted average coupon of 5.28% contractually reprice or mature during 2008.  During the year ending December 31, 2009, an additional $360 million in mortgage loans with a weighted average coupon of 5.38% are scheduled to reprice.

The average cost of deposits increased from 3.52% during the September 2007 quarter to 3.55% during the December 2007 quarter.  During the first quarter of 2008, average deposit costs are expected to lower, as maturing accounts are anticipated to re-price at lower rates and balance sheet growth is expected to be funded primarily through wholesale borrowings or non-promotional deposits.  Recent and any future actions by the Federal Open Market Committee resulting in lower short-term rates should help to reduce the average cost of deposits, and, would likely provide more attractive wholesale borrowings rates.

Prepayment and amortization rates, which approximated 11.6% during 2007 (inclusive of loan refinancing activity), are expected to increase to the 20% to 25% range during 2008, due primarily to increased loan refinancing activity.  At December 31, 2007, the real estate loan commitment pipeline approximated $152.8 million, including $9.4 million of loan commitments intended for sale to Fannie Mae.  The real estate loan pipeline had a weighted average interest rate approximating 6.14% at December 31, 2007, relatively unchanged from the loan origination rate of 6.10% experienced during the fourth quarter.

Absent growth in assets, we would expect to see some improvement in the net interest margin during 2008.  However, during the fourth quarter of 2007, the Company elected to commence balance sheet growth and expects to continue to grow its balance sheet during the first quarter of 2008.  This growth may come at interest rate spreads below the Bank's embedded margin of 2.27%, but should contribute favorably to earnings.

Operating expenses are expected to approximate $11.6 million in the first quarter of 2008.  The Company will continue to repurchase its common stock, and has sufficient capital to remain opportunistic, if conditions warrant.  The Company currently expects first quarter 2008 earnings per diluted share to again be in the range of $0.17 to $0.19.

ABOUT DIME COMMUNITY BANCSHARES

The Company (Nasdaq: DCOM) had $3.50 billion in consolidated assets as of December 31, 2007, and is the parent company of the Bank.  The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-one branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Bank can be found on the Bank's Internet website at www.dimewill.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Bank; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

DIME COMMUNITY BANCSHARES,  INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	December 31,
	2007	December 31,
	(Unaudited)	2006
ASSETS:
Cash and due from banks	$ 101,708	$ 26,264
Investment securities held to maturity	80	235
Investment securities available for sale	34,095	29,548
Mortgage-backed securities available for sale	162,764	154,437
Federal funds sold and other short-term investments	128,014	78,752
Real Estate Loans:
One-to-four family and cooperative apartment	145,592	153,847
Multifamily and underlying cooperative	1,949,025	1,855,106
Commercial real estate	728,129	666,927
Construction and land acquisition	49,387	23,340
Unearned discounts and net deferred loan fees	1,833	1,048
Total real estate loans	2,873,966	2,700,268
Other loans	2,169	2,205
Allowance for loan losses	(15,387)	(15,514)
Total loans, net	2,860,748	2,686,959
Loans held for sale	890	1,200
Premises and fixed assets, net	23,878	22,886
Federal Home Loan Bank of New York capital stock	39,029	31,295
Goodwill	55,638	55,638
Other assets	94,331	86,163
TOTAL ASSETS	$ 3,501,175	$ 3,173,377
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$91,671	$95,215
NOW, Super NOW and Interest Bearing Checking	58,414	35,519
Savings	274,067	298,522
Money Market	678,759	514,607
Sub-total	$1,102,911	$943,863
Certificates of deposit	1,077,087	1,064,669
Total Due to Depositors	2,179,998	2,008,532
Escrow and other deposits	52,209	46,373
Securities sold under agreements to repurchase	155,080	120,235
Federal Home Loan Bank of New York advances	706,500	571,500
Subordinated Notes Sold	25,000	25,000
Trust Preferred Notes Payable	72,165	72,165
Other liabilities	41,371	38,941
TOTAL LIABILITIES	3,232,323	2,882,746
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 50,906,278 shares and 50,862,867 shares issued at December 31, 2007 and December 31, 2006, respectively, and 33,909,902 shares
and 36,456,354 shares outstanding at December 31, 2007 and December 31, 2006, respectively)	509	509
Additional paid-in capital	208,369	206,601
Retained earnings	288,112	285,420
Unallocated common stock of Employee Stock Ownership Plan	(4,164)	(4,395)
Unearned common stock of Recognition and Retention Plan	(634)	(3,452)
Common stock held by the Benefit Maintenance Plan	(7,941)	(7,941)
Treasury stock (16,996,376 shares and 14,406,513 shares at December 31, 2007
and December 31, 2006, respectively)	(211,121)	(179,011)
Accumulated other comprehensive loss, net	(4,278)	(7,100)
TOTAL STOCKHOLDERS' EQUITY	268,852	290,631
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,501,175	$3,173,377

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
	2007	2007	2006	2007	December 31,
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	2006
Interest income:
Loans secured by real estate	$42,854	$41,420	$38,705	$165,221	$155,510
Other loans	46	45	49	178	190
Mortgage-backed securities	1,809	1,588	1,586	6,344	6,850
Investment securities	818	374	872	2,011	2,277
Federal funds sold and other
short-term investments	1,670	1,474	1,921	8,406	5,983
Total interest income	47,197	44,901	43,133	182,160	170,810
Interest expense:
Deposits and escrow	19,105	18,919	16,590	75,761	56,659
Borrowed funds	10,012	8,604	9,071	35,386	36,681
Total interest expense	29,117	27,523	25,661	111,147	93,340
Net interest income	18,080	17,378	17,472	71,013	77,470
Provision for loan losses	60	60	60	240	240
Net interest income after
provision for loan losses	18,020	17,318	17,412	70,773	77,230

Non-interest income:
Service charges and other fees	1,295	1,609	1,525	5,542	5,985
Net gain on sales of assets	204	79	84	750	3,057
Other	913	1,443	793	4,128	3,348
Total non-interest income	2,412	3,131	2,402	10,420	12,390
Non-interest expense:
Compensation and benefits	6,101	6,667	5,753	25,416	23,432
Occupancy and equipment	1,859	1,566	1,466	6,431	5,762
Other	3,378	3,484	3,161	13,655	12,782
Total non-interest expense	11,338	11,717	10,380	45,502	41,976

Income before taxes	9,094	8,732	9,434	35,691	47,644
Income tax expense	3,657	3,188	3,469	13,248	17,052

Net Income	$5,437	$5,544	$5,965	$22,443	$30,592

Earnings per Share:
Basic	$0.17	$0.17	$0.17	$0.67	$0.88
Diluted	$0.17	$0.17	$0.17	$0.67	$0.87

Average common shares
outstanding for Diluted EPS	32,737,939	33,106,224	34,873,327	33,641,875	35,118,128

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
Unaudited Core Earnings and Core Cash Earnings Reconciliations
(Dollars In thousands except per share amount)

Core earnings and related data are "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the results of the Company's ongoing operations (exclusive of significant non-recurring items such as gains or losses on sales of investment or mortgage-backed securities) during the period.

Core cash earnings and related data are also "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented.  Tangible stockholders' equity is derived from stockholders' equity, with various adjustment items that are based upon standards of the Company's primary regulator, the Office of Thrift Supervision.   Tangible stockholders' equity generation is a significant financial measure since banks are subject to regulatory requirements involving the maintenance of minimum tangible capital levels.  A reconciliation between GAAP and tangible stockholders' equity can be found in the Company's audited financial statements for the year ended December 31, 2006.

The following tables present a reconciliation of GAAP net income and both core earnings and core cash earnings, as well as financial performance ratios determined based upon core earnings and core cash earnings, for each of the periods presented:

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006

Net income as reported	$ 5,437	$ 5,544	$ 5,965	$ 22,443	$ 30,592
Pre-tax net gain on sale of securities and other assets	-	-		-	(1,542)
Pre-tax income from BOLI benefit payment		(546)	-	(546)	-
Pre-tax income from borrowings restructuring	-	-	-	-	(807)
Tax effect of adjustments	-	-		-	839
Core Earnings	$ 5,437	$ 4,998	$ 5,965	$ 21,897	$ 29,082
Cash Earnings Additions :					0
Non-cash stock benefit plan expense	453	528	183	1,768	1,250
Core Cash Earnings	$ 5,890	$ 5,526	$ 6,148	$ 23,665	$ 30,332
Core Cash EPS (Diluted)	$ 0.18	$ 0.17	$ 0.18	$ 0.70	$ 0.86
Core Cash Return on Average Assets	0.70%	0.69%	0.78%	0.73%	0.97%
Core Cash Return on Average Tangible Stockholders' Equity	10.83%	10.01%	10.13%	10.43%	12.57%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.17	$0.17	$0.17	$ 0.67	$0.87
Return on Average Assets	0.65%	0.69%	0.76%	0.69%	0.98%
Return on Average Stockholders' Equity	8.11%	8.20%	8.11%	8.11%	10.43%
Return on Average Tangible Stockholders' Equity	10.00%	10.04%	9.83%	9.89%	12.68%
Net Interest Spread	1.92%	1.92%	1.91%	1.88%	2.19%
Net Interest Margin	2.27%	2.28%	2.34%	2.29%	2.60%
Non-interest Expense to Average Assets	1.36%	1.45%	1.32%	1.39%	1.34%
Efficiency Ratio	55.89%	57.35%	52.45%	56.40%	48.36%
Effective Tax Rate	40.21%	36.51%	36.77%	37.12%	35.79%

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$ 0.17	$ 0.15	$ 0.17	$ 0.65	$ 0.83
Core Return on Average Assets	0.65%	0.62%	0.76%	0.67%	0.93%
Core Return on Average Stockholders' Equity	8.11%	7.39%	8.11%	7.92%	9.92%
Core Return on Average Tangible Stockholders' Equity	10.00%	9.05%	9.83%	9.65%	12.05%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 7.93	$ 7.89	$ 7.97	$ 7.93	$ 7.97
Tangible Book Value Per Share	6.41	6.43	6.63	6.41	6.63

Average Balance Data:
Average Assets	$ 3,345,437	$ 3,224,578	$ 3,145,446	$ 3,263,018	$ 3,126,640
Average Interest Earning Assets	3,180,603	3,054,499	2,992,771	3,105,459	2,978,147
Average Stockholders' Equity	268,177	270,350	294,385	276,582	293,199
Average Tangible Stockholders' Equity	217,501	220,915	242,652	226,977	241,301
Average Loans	2,861,060	2,786,862	2,662,497	2,777,220	2,651,601
Average Deposits	2,132,528	2,130,472	1,963,369	2,128,350	1,931,561

Asset Quality Summary:
Net charge-offs	$ 5	$ 7	$ 8	$ 9	$ 27
Nonperforming Loans	2,856	1,792	3,606	2,856	3,606
Nonperforming Loans/ Total Loans	0.10%	0.06%	0.13%	0.10%	0.13%
Nonperforming Assets/Total Assets	0.08%	0.05%	0.11%	0.08%	0.11%
Allowance for Loan Loss/Total Loans	0.53%	0.54%	0.57%	0.53%	0.57%
Allowance for Loan Loss/Nonperforming Loans	538.76%	857.92%	430.23%	538.76%	430.23%

Regulatory Capital Ratios:
Consolidated Tangible Stockholders' Equity to Tangible Assets at period end	6.29%	6.75%	7.74%	6.29%	7.74%
Tangible Capital Ratio (Bank Only)	7.88%	8.75%	9.05%	7.88%	9.05%
Leverage Capital Ratio (Bank Only)	7.88%	8.75%	9.05%	7.88%	9.05%
Risk Based Capital Ratio (Bank Only)	11.92%	12.65%	12.61%	11.92%	12.61%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	Three Months Ended
	December 31, 2007			September 30, 2007			December 31, 2006
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars In Thousands)
Assets:
Interest-earning assets:
Real estate loans	$2,859,240	$42,854	6.00%	$2,785,057	$41,420	5.95%	$2,660,517	$38,705	5.82%
Other loans	1,820	46	10.11	1,805	45	9.97	1,980	49	9.90
Mortgage-backed securities	167,273	1,809	4.33	153,738	1,588	4.13	163,072	1,586	3.89
Investment securities	28,217	818	11.60	22,921	374	6.53	29,678	872	11.75
Other short-term investments	124,052	1,670	5.38	90,978	1,474	6.48	137,524	1,921	5.59
Total interest earning assets	3,180,602	$47,197	5.94%	3,054,499	$44,901	5.88%	2,992,771	$43,133	5.76%
Non-interest earning assets	164,835			170,079			152,675
Total assets	$3,345,437			$3,224,578			$3,145,446

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW, Super NOW and nterest Bearing Checking	$53,231	$306	2.28%	$45,609	$220	1.91%	$34,069	$92	1.07%
Money Market accounts	663,395	6,663	3.98	654,192	6,348	3.85	491,946	4,152	3.35
Savings accounts	275,606	372	0.54	284,366	388	0.54	301,348	442	0.58
Certificates of deposit	1,049,843	11,764	4.45	1,053,972	11,963	4.50	1,042,809	11,904	4.53
Total interest bearing deposits	2,042,075	19,105	3.71	2,038,139	18,919	3.68	1,870,172	16,590	3.52
Borrowed Funds	833,973	10,012	4.76	717,926	8,604	4.75	771,152	9,071	4.67
Total interest-bearing liabilities	2,876,048	29,117	4.02%	2,756,065	27,523	3.96%	2,641,324	25,661	3.85%
Non-interest bearing checking accounts	90,453			92,333			93,197
Other non-interest-bearing liabilities	110,759			105,830			116,540
Total liabilities	3,077,260			2,954,228			2,851,061
Stockholders' equity	268,177			270,350			294,385
Total liabilities and stockholders' equity	$3,345,437			$3,224,578			$3,145,446
Net interest income		$18,080			$17,378			$17,472
Net interest spread			1.92%			1.92%			1.91%
Net interest-earning assets	$304,554			$298,434			$351,447
Net interest margin			2.27%			2.28%			2.34%
Ratio of interest-earning assets
to interest-bearing liabilities		110.59%			110.83%				113.31%

Deposits (including non-interest bearing
checking accounts)	$ 2,132,528	$ 19,105	3.55%	$ 2,130,472	$ 18,919	3.52%	$ 1,963,369	$ 16,590	3.35%
Interest earning assets (excluding prepayment fees and late charges			5.73%			5.78%			5.68%

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279